Press Release	Source: Alchemy Enterprises, Ltd.

Alchemy Enterprises Announces the Appointment of Colonel Barry Baer As CFO

Monday December 4, 9:00 am ET

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Alchemy Enterprises, Ltd. (OTC BB: ACHM - News), the renewable energy company that is developing a hydrogen power technology that it believes will generate on demand to power a broad range of applications, announced today the appointment of Colonel Barry Baer, as its Chief Financial Officer. The appointment was effective December 1, 2006. The current CFO, Hal Sciotto, has resigned but will remain with the company in his current capacity of Director.

Jonthan Read, CEO of Alchemy stated, "I am very excited and delighted to have Barry join us at this time. We are committed to developing a winning team of proven leaders and Colonel Baer will bring a tremendous amount of leadership, experience, knowledge, and discipline to the position of CFO. We are glad to have someone as experienced as Colonel Baer on our team." Mr. Read went on to say that "Capitalizing on Barry's public and private sector experiences will be a tremendous asset to Alchemy."

Colonel Barry Baer is a retired US Army Colonel and a CPA. Colonel Baer's military service includes commanding an Armored Cavalry troop in Vietnam, Director of Accounting Systems for the US Army, Commander of the 18th Finance Group during Operation Desert Storm in the First Gulf War and Deputy Chief of Staff for Resource Management for the Army Material Command. Following his military career, Colonel Baer served as Director of Public Works for the City of Indianapolis as well as COO for a drug re-packaging firm, CFO for a large sheet metal firm and CFO for a publicly traded holding company.

About Alchemy Enterprises, Ltd.:

Alchemy Enterprises, Ltd. is a development stage company seeking to design and license a cost and energy efficient electric power system technology called the Hydratus© for use in motorized vehicles and industrial equipment and the storage of energy generated from other sources such as wind and solar energy. The Hydratus© creates hydrogen on demand which, when used in conjunction with existing hydrogen fuel cell technology, creates an electric power system that operates without combustion and without the need for stored hydrogen (which is usually highly compressed, difficult to transport, store and transfer, expensive to produce and dangerous). Alchemy has entered into a partnership (known as a task plan) with Jet Propulsion Laboratory (JPL), to develop, build and patent our prototype 100 kilowatts Hydratus©. JPL is a federally funded research and development center sponsored by the National Aeronautics and Space Administration ("NASA") and is operated by California Institute of Technology (Caltech). For more information about Alchemy Enterprises. Ltd. please visit www.alchemy-energy.com.

Forward Looking Statement:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.